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                                                                    EXHIBIT 23.9


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
HealthCare Interchange, Inc.:


We consent to the use, in registration statement on Form S-4 of Healtheon Corporation, of our audit report, dated September 8, 1998, except as to notes 3 and 15, which are as of October 30, 1998, on the consolidated balance sheet of HealthCare Interchange, Inc. and subsidiary as of June 30, 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the nine-month period ended June 30, 1998, which report appears in the Form S-4 of Healtheon Corporation filed on or about October 18, 1999 and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP


St. Louis, Missouri
October 18, 1999